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                                                                    EXHIBIT 11.1

                             INFERENCE CORPORATION

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
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                                                                  FISCAL YEAR ENDED JANUARY 31,
                                                           -------------------------------------------
                                                              1997            1996            1995
                                                           -----------   --------------   ------------
PRIMARY -

Weighted average common shares outstanding...............    8,077,681        6,344,204        756,580
Conversion of preferred stock using the if
  converted method.......................................           --               --      4,235,784
Options and warrants issued during twelve-
  month period prior to the initial public
  offering at an exercise price below the
  assumed public offering price in accordance
  with Staff Accounting Bulletin No. 83..................           --               --        138,947
Net effect of dilutive options and warrants -
  based on the treasury stock method
  using average market price.............................      623,859        1,048,946         96,410
                                                            ----------       ----------     ----------
                                                             8,701,540        7,393,150      5,227,721
                                                            ==========       ==========     ==========

Net income...............................................   $2,432,000       $3,773,000     $  209,000
                                                            ==========       ==========     ==========

Net income per share.....................................   $     0.28       $     0.51          $0.04
                                                            ==========       ==========     ==========


FULLY DILUTED -

Weighted average common shares outstanding...............    8,077,681        6,344,204        756,580
Conversion of preferred stock using the if
  converted method.......................................           --               --      4,235,784
Options and warrants issued during twelve-
  month period prior to the initial public
  offering at an exercise price below the
  assumed public offering price in accordance
  with Staff Accounting Bulletin No. 83..................           --               --        138,947
Net effect of dilutive options and warrants -
  based on the treasury stock method
  using average market price.............................      626,248        1,350,114         96,410
                                                            ----------       ----------     ----------
                                                             8,703,929        7,694,318      5,227,721
                                                            ==========       ==========     ==========

Net income...............................................   $2,432,000       $3,773,000     $  209,000
                                                            ==========       ==========     ==========

Net income per share.....................................   $     0.28       $     0.49          $0.04
                                                            ==========       ==========     ==========
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